Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of registered securities of Nabriva Therapeutics plc (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our memorandum and articles of association and applicable provisions of the Irish Companies Act. You should read our memorandum and articles of association, which are filed as Exhibit 3.1 to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, for the provisions that are important to you.

Capital Structure

Authorized Share Capital

Our authorized share capital consists of 100,000,000 ordinary shares of $0.01 each and 100,000,000 preferred shares of $0.01, each with a liquidation preference per preferred share as determined by the directors.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares or preferred shares, as applicable) by a resolution approved by a simple majority of the votes of our shareholders cast at a general meeting (referred to under Irish law as an "ordinary resolution") (unless otherwise determined by the directors). The shares comprising our authorized share capital may be divided into shares of any nominal value.

The rights and restrictions to which the ordinary shares are subject are prescribed in our articles of association. Our articles of association entitle our board of directors, without shareholder approval, to determine the terms of our preferred shares. Preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as our board of directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any of our other class or classes, depending on the terms of such preferred shares.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.

Whenever an alteration or reorganization of our share capital would result in any of our shareholders becoming entitled to fractions of a share, our board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Pre-emption Rights, Share Warrants and Share Options

Under Irish law certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under Irish company law. Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of our shareholders cast at a general meeting (referred to under Irish law as a "special resolution"). If the opt-out is not renewed, shares issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee share option or similar equity plan.

Our memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as our board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association. We are subject to the rules of the Nasdaq Global Market that require shareholder approval of certain equity plans and share issuances. Our board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share based grant must be paid pursuant to the Irish Companies Act.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, and includes reserves created by way of capital reduction, on a standalone basis. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the undenominated capital, the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve that we are prohibited from distributing by applicable law.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our "relevant financial statements." The "relevant financial statements" are either the last set of unconsolidated annual audited financial statements or other unaudited financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of the company’s unconsolidated financial position in accordance with accepted accounting practice in Ireland. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland) prior to the making of the distribution.

Consistent with Irish law, our articles of association authorize our board of directors to declare interim dividends without shareholder approval out of funds lawfully available for the purpose, to the extent they appear justified by profits and subject always to the requirement to have distributable reserves at least equal to the amount of the proposed dividend. Our board of directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting. Our board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend declared or paid may exceed the amount recommended by the directors. Dividends may be paid in U.S. dollars or any other currency.

Our board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.

Our board of directors may also authorize the issuance of shares with preferred rights to participate in our declared dividends. The holders of preferred shares may, depending on their terms, rank senior to our ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases, Redemptions and Conversions

Overview

Our memorandum and articles of association provide that, in general, any ordinary shares which we have agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by us may technically be effected as a redemption of those shares as described below under "—Repurchases and Redemptions by Nabriva." If our articles of association did not contain such provision, all repurchases by us would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under "—Purchases by Subsidiaries of Nabriva," including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a "recognized stock exchange."

Repurchases and Redemptions by Nabriva

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or, if the company proposes to cancel the shares on redemption, the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of our articles described above, shareholder approval will not be required to redeem our shares.

We may also be given an additional general authority by our shareholders to purchase our own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Our board of directors may also issue preferred shares which may be redeemed at either our option or the option of the shareholder, depending on the terms of such preferred shares. Please see "—Authorized Share Capital."

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries of Nabriva

Under Irish law, an Irish or non-Irish subsidiary may purchase our shares either as overseas market purchases on a recognized stock exchange such as the Nasdaq or off-market. For a subsidiary of ours to make market purchases of our shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of our shares is required.

For an off-market purchase by a subsidiary of ours, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, from the date of the notice of the meeting at which the resolution is to be proposed, the purchase contract must be on display or must be available for inspection by shareholders at our registered office from the date of the notice of the meeting at which the resolution approving the contract is to be proposed.

In order for a subsidiary of ours to make an on-market purchase of our shares, such shares must be purchased on a "recognized stock exchange." The Nasdaq Global Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds shares of ours, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares by a subsidiary of ours must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our articles of association provide that we will have a first and paramount lien on every share for all debts and liabilities of any shareholder to the company, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, our board of directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, we may sell the shares. These provisions are standard inclusions in the articles of association of an Irish company limited by shares and will only be applicable to our shares that have not been fully paid up.

Consolidation and Division; Subdivision

Under our articles of association, we may, by ordinary resolution (unless our board of directors determines otherwise), consolidate and divide all or any of our issued share capital into a smaller number of shares of larger nominal value than our existing shares or subdivide all or any of our issued share capital into a larger number of shares of smaller nominal value than is fixed by our memorandum of association, provided that the proportion between the amount paid for such share and the amount, if any, unpaid on each reduced share after the subdivision remains the same.

Reduction of Share Capital

We may, by ordinary resolution (unless our board of directors determines otherwise), reduce our authorized but unissued share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any manner permitted by the Irish Companies Act.

Annual Meetings of Shareholders

We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. Subject to Section 176 of the Irish Companies Act, all general meetings may be held outside of Ireland.

Notice of an annual general meeting must be given to all of our shareholders and to our auditors. Our articles of association provide for a minimum notice period of 21 clear days (i.e. 21 days excluding the day when the notice is given or deemed to be given and the day of the event for which it is given or on which it is to take effect), which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the consideration of the statutory financial statements, report of the directors, report of the statutory auditors, review by the members of the company's affairs and the appointment or re-appointment of the statutory auditors.

At any annual general meeting, only such business may be conducted as has been brought before the meeting:

•      in the notice of the meeting;

•      by or at the direction of our board of directors;

•      in certain circumstances, at the direction of the Irish High Court;

•      as required by law; or

•      that the chairman of the meeting determines is properly within the scope of the meeting.

In addition, and subject to compliance with our articles of association, shareholders entitled to vote at an annual general meeting may propose business in advance of the meeting to be considered thereat.

Extraordinary General Meetings of Shareholders

Our extraordinary general meetings may be convened by (i) our board of directors, (ii) on requisition of the shareholders holding not less than 10% of our paid up share capital carrying voting rights, (iii) on requisition of our auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed pursuant to and in accordance with the procedures and requirements set out in the articles of association.

Notice of an extraordinary general meeting must be given to all of our shareholders and to our auditors. Under Irish law and our articles of association, the minimum notice periods are 21 clear days' notice in writing for an extraordinary general meeting to approve a special resolution and 14 clear days' notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that the fact is known to a director to be held not later than 56 days from such date. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Quorum for General Meetings

Our articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy at any meeting of shareholders holding not less than a majority of the issued and outstanding shares entitled to vote at the meeting in question will constitute a quorum for such meeting.

Voting

Our articles of association provide that all votes will be decided on a poll and that our board of directors or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the general meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the general meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association, which provide that our board of directors may permit shareholders to notify us of their proxy appointments electronically.

In accordance with our articles of association, our directors may from time to time authorize the issuance of preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares). Treasury shares or shares of ours that are held by our subsidiaries will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•         amending the objects or memorandum of association;

•         amending the articles of association;

•         approving a change of name;

•         authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•         opting out of pre-emption rights on the issuance of new shares;

•         re-registration from a public limited company to a private company;

•         purchase of own shares off-market;

•         reduction of issued share capital;

•         sanctioning a compromise/scheme of arrangement;

•         resolving that the company be wound up by the Irish courts;

•         resolving in favor of a shareholders' voluntary winding-up;

•         re-designation of shares into different share classes;

•         setting the re-issue price of treasury shares; and

•         variation of class rights attaching to classes of shares (where our articles of association do not provide otherwise).

Neither Irish law nor any of our constituent documents places limitations on the right of non-resident or foreign owners to vote or hold our shares.

Variation of Rights Attaching to a Class or Series of Shares

Under our articles of association and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by an ordinary resolution passed at a general meeting of the shareholders of the affected class or with the consent in writing of the holders of a majority of the issued shares of that class of shares entitled to vote on such variation. The rights conferred upon the holder of any pre-existing issued shares shall not be deemed to be varied by the issuance of any preferred shares.

The provisions of our articles of association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of our memorandum and articles of association and any act of the Irish Government which alters our memorandum; (ii) inspect and obtain copies of the minutes of general meetings and any resolutions; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers maintained by us; (iv) receive copies of statutory financial statements and directors' and auditors' reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive statements of financial position of any subsidiary of ours which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors' report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law, 21 clear days before the annual general meeting and must be read to the shareholders at our annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•         a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•         through a tender or takeover offer by a third party, in accordance with the Irish Takeover Rules and the Irish Companies Act, for all of our shares. Where the holders of 80% or more of our shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders may also be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise its "squeeze-out" right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such term as an

Irish court, on application of the bidder or non-tendering shareholder, may order. If our shares were to be listed on Euronext Dublin or another regulated stock exchange in the European Union, the aforementioned 80% threshold would be increased to 90%;

•         by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2019/2121. Such a transaction must be approved by a special resolution and by the Irish High Court. If we are being merged with another EU company under the EU Cross-Border Mergers Directive 2019/2121 and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value; and

•         by way of a merger with another Irish company under the Irish Companies Act which must be approved by a special resolution and by the Irish High Court.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters' or appraisal rights. Under the European Communities (Cross-Border Merger) Regulations 2008, as amended, governing the merger of an Irish company limited by shares and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein) and the other company is the surviving entity, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the acquisition agreement. In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze-out provisions.

Disclosure of Interests in Shares

Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares or if, as a result of a transaction, a shareholder who was interested in 3% or more of our shares ceases to be so interested. Where a shareholder is interested in 3% or more of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder's interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder's interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder's rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Irish Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our ordinary shares, to provide additional information, including the person's own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

•         any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, will be void;

•         no voting rights will be exercisable in respect of those shares;

•         no further shares will be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•         no payment will be made of any sums due from us on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of 1.0% or more.

Irish Takeover Rules

A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The "General Principles" of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

•         in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•         the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer;

•         where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company's places of business;

•         the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•         false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•         a bidder must announce an offer only after ensuring that he or she can fulfil in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•         a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•         a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in us may be required under the Irish Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of our voting rights, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% or more of our voting rights would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of ours, the offer price must be no less than the highest price paid for our shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the "look back" period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any party acting in concert with it has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share must not be less than the highest price paid by the bidder or any party acting in concert with it during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with any party acting in concert with it, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of our voting rights. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of our voting rights is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of our voting rights and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Anti-Takeover Provisions

Shareholder Rights Plan

Our articles of association expressly authorize our board of directors to adopt a shareholder rights plan, subject to applicable law.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which our board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•         the action is approved by our shareholders at a general meeting; or

•         the Irish Takeover Panel has given its consent, where:

•          it is satisfied the action would not constitute frustrating action;

•          our shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•          the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•          the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Further Provisions

Our articles of association provide that, subject to certain exceptions, we may not engage in certain business combinations with any person that acquires beneficial ownership of 15% or more of our outstanding voting shares for a period of three years following the date on which the person became a 15% shareholder unless: (i) a committee of our disinterested directors approved the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of disinterested shareholders.

Certain other provisions of Irish law or our memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: "—Capital Structure—Authorized Share Capital," "—Pre-emption Rights, Share Warrants and Share Options" and  "—Disclosure of Interests in Shares."

Insider Dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

Corporate Governance

Our articles of association allocate authority over the day-to-day management of the company to our board of directors.  Our board of directors may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, or delegate to any director, officer or member of management of ours or any of our subsidiaries such of its powers as it considers desirable to be exercised by him or her, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of the company. Committees may meet and adjourn as they determine proper. Unless otherwise determined our board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of the committee.

Appointment of Directors

The Irish Companies Act provides for a minimum of two directors. Our articles of association provide that the number of directors will be not less than two and not more than 12. The authorized number of directors within the prescribed range will be determined solely by our board of directors and does not require approval or ratification by the shareholders in a general meeting. Our directors will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting for the purpose of making such appointment. Casual vacancies may be filled by our board of directors.

No person may be appointed director unless nominated in accordance with our articles of association. Our articles of association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to our board of directors may be made by (i) the affirmative vote our board of directors or a committee thereof, (ii) any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in our articles of association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with our articles of association and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.

Removal of Directors

Under the Irish Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days' notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against the company in respect of his or her removal.

Our board of directors may fill any vacancy occurring on the board of directors. If our board of directors fills a vacancy, the director shall hold office until the next election of directors and until his or her successor shall be elected. A vacancy on our board of directors created by the removal of a director may be filled by our board of directors.

Director Interested Transactions

Under the Irish Companies Act and our articles of association, a director who has an interest in a proposal, arrangement or contract is required to declare the nature of his or her interest at the first opportunity either (i) at a meeting of the board at which such proposal, arrangement or contract is first considered (provided such director knows this interest then exists, or in any other case, at the first meeting of the board after learning that he or she is or has become so interested) or (ii) by providing a general notice to the directors declaring that he or she is to be regarded as interested in any proposal, arrangement or contract with a particular person, and after giving such general notice will not be required to give special notice relating to any particular transaction. Provided the interested director makes such required disclosure, he or she shall be counted in determining the presence of a quorum at a meeting regarding the relevant proposal, arrangement or contract and will be permitted to vote on such proposal, arrangement or contract.

Pursuant to our articles of association, it is within the directors' sole discretion to determine their compensation.

Duration; Dissolution; Rights upon Liquidation

Our duration will be unlimited. We may be dissolved and wound up at any time by way of a shareholders' voluntary winding up or a creditors' winding up. In the case of a shareholders' voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns. We may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of the company have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that we should be wound up.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in our articles of association or the terms of any preferred shares issued by the directors from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up. Pursuant to our articles of association, subject to the priorities of any creditors, the assets will be distributed to ordinary shareholders in proportion to the paid-up nominal value or credited as paid up value of the shares held at the commencement of the winding up. Our articles of association provide that our ordinary shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Unless otherwise provided for by our board of directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by any exchange, depositary or any operator of any clearance or settlement system or by law, holders of our ordinary shares will not have the right to require us to issue certificates for their shares.

No Sinking Fund

Our shares have no sinking fund provisions.

Transfer and Registration of Shares

The transfer agent maintains our share register, and registration in the share register will be determinative of membership in us. A shareholder of ours who only holds shares beneficially will not be the holder of record of such shares. Instead, the depositary or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depositary or other nominee will not be registered in our official share register, as the depositary or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depositary or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of our shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to our transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, we are (on behalf of ourselves or our affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our shares has been paid unless one or both of such parties is otherwise notified by us.

Our memorandum and articles of association delegate to our secretary (or such other person as may be nominated by the secretary for this purpose) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of our shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.